Filed Pursuant to Rule 433
Registration No. 333-257113

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due November 25, 2025

Term Sheet to Preliminary Pricing Supplement dated May 4, 2022

Summary of Terms
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Reference Asset	The S&P 500® Index (Bloomberg ticker symbol “SPX”) (the “Index”)
Principal Amount (Original Offering Price)	$1,000 per security
Pricing Date*	May 20, 2022
Issue Date*	May 26, 2022
Final Valuation Date*	November 20, 2025
Stated Maturity Date*	November 25, 2025
Contingent Coupon Payments	On each Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the Closing Level of the Index on the related Coupon Determination Date is greater than or equal to the Coupon Threshold Level. Each quarterly Contingent Coupon Payment, if any, will be calculated per security as follows: ($1,000 × Contingent Coupon Rate) / 4
Contingent Coupon Rate	At least 5.00% per annum, to be determined on the Pricing Date
Coupon Determination Dates*	Quarterly, on the 20th of each February, May, August and November, commencing August 2022 and ending on the Final Valuation Date, each subject to postponement
Coupon Payment Dates	Quarterly, on the third Business Day following each Coupon Determination Date, provided that the Coupon Payment Date with respect to the Final Valuation Date will be the Stated Maturity Date
Automatic Call	If the Closing Level of the Index on any Call Observation Date is greater than or equal to the Starting Level, the securities will be automatically called, and you will receive a cash payment per security equal to the principal amount plus a final Contingent Coupon Payment on the related Call Payment Date.
Call Observation Dates*	Quarterly, the Coupon Determination Dates beginning November 2022 and ending August 2025 (together with the Coupon Determination Dates, the “Valuation Dates”)
Call Payment Dates	The third Business Day following the applicable Call Observation Date
Payment at Maturity (per security)	• if the Ending Level is greater than or equal to the Downside Threshold Level: $1,000; or • if the Ending Level is less than the Downside Threshold Level:
Starting Level	The Closing Level of the Index on the Pricing Date
Ending Level	The Closing Level of the Index on the Final Valuation Date
Coupon Threshold Level	60% of the Starting Level
Downside Threshold Level	60% of the Starting Level
*Subject to change

Summary of Terms (Continued)

Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 1.625%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.00% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.10% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	13607X7B7 / US13607X7B75
Material Tax Consequences:	See the preliminary pricing supplement.

Hypothetical Payout Profile (Payment at Maturity)

If the securities are not automatically called prior to maturity and the Ending Level is less than the Downside Threshold Level, you will lose more than 40%, and possibly all, of the principal amount of your securities at maturity.

Any return on the securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of the Index, but you will have full downside exposure to the Index on the Final Valuation Date if the securities are not automatically called and the Ending Level is less than the Downside Threshold Level.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be at least $931.80 per security but less than the principal amount. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1045520/000110465922055667/tm2214288d4_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” beginning on page PRS-9 of the accompanying preliminary pricing supplement, page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the preliminary pricing supplement, the underlying supplement, the prospectus supplement and the prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities
•	If The Securities Are Not Automatically Called Prior To Maturity, You May Lose Some Or All Of The Principal Amount Of Your Securities At Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Quarterly Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
•	You May Be Fully Exposed To The Decline In The Index From The Starting Level, But Will Not Participate In Any Positive Performance Of The Index, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of Any Contingent Coupon Payments.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	You Will Be Subject To Reinvestment Risk.
•	A Coupon Payment Date, A Call Payment Date And The Stated Maturity Date Will Be Postponed If A Valuation Date Is Postponed.
Risk Relating To The Credit Risk Of CIBC
•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.
Risks Relating To The Value Of The Securities And Any Secondary Market
•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.
•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
Risks Relating To Conflicts Of Interest
•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.
Risks Relating To Tax
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.
•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement and an underlying supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the underlying supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the underlying supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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